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                                                                    EXHIBIT 23
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KPMG LLP





                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
American Claims Evaluation, Inc.:

We consent to incorporation by reference in the registration statement (No. 333-39071) on Form S-8 of American Claims Evaluation, Inc. of our report dated June 7, 1999, relating to the consolidated balance sheets of American Claims Evaluation, Inc. and subsidiary as of March 31, 1999 and 1998, the related consolidated statements of earnings, stockholders' equity and cash flows for each of the years in the three-year period ended March 31, 1999 which report appears in the March 31, 1999 annual report on Form 10-K of American Claims Evaluation, Inc.



                                        KPMG LLP


Melville, New York
June 25, 1999